Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 33-21803) of Morgan Stanley California Tax-Free Daily Income Trust and to the incorporation by reference of our report, dated February 24, 2012 on Morgan Stanley California Tax-Free Daily Income Trust included in the Annual Report to Shareholders for the fiscal year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2012